Exhibit 99.2

November 9, 2015 Recent Results and Developments Third Quarter 2015

Statements made in this presentation regarding American Public Education, Inc . or its subsidiaries, that are not historical facts are forward - looking statements based on current expectations, assumptions, estimates and projections about American Public Education and the industry . These forward - looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements . Forward - looking statements can be identified by words such as “anticipate", “believe”, “seek”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “should”, “will” and “would” . These forward - looking statements include, without limitation, statements regarding expected growth, amounts and nature of anticipated charges, expected registration and enrollments, expected revenues, and expected earnings . Actual results could differ materially from those expressed or implied by these forward - looking statements as a result of various factors, including the various risks described in the “ Risk Factors ” section and elsewhere in the Company ’ s Annual Report on Form 10 - K for the year ended December 31 , 2014 , Quarterly Report on Form 10 - Q for the period ended September 30 , 2015 and in the Company’s other filings with the SEC . The Company undertakes no obligation to update publicly any forward - looking statements for any reason, even if new information becomes available or other events occur in the future . 2 Advancing the Learning Experience | Exploring New Opportunities SAFE HARBOR STATEMENT American Public Education, Inc.

THIRD QUARTER 2015 RESULTS Improving Our Quality Mix of Students • Net course registrations by returning students at APUS declined 3%, compared to the prior year period. • In August 2015, the undergraduate first course pass and completion rate at APUS increased 19% year - over - year. • Bad debt expense declined as a percent of revenue, compared to the prior year period. • APUS began using the multiple disbursement method for first time undergraduate FSA students. • APUS launched three new degree programs: a BS and MS in Health Information Management (HIM) and a MS in Nursing. For the three months ended September 30, 2015 APUS Net Course Registrations by Primary Funding Source Other 13% FSA/Title IV 31% Military/TA 34% VA 22% 3 Advancing the Learning Experience | Exploring New Opportunities     FSA   -19.0%   -15.6%   TA   -2.8%   -9.5%   VA   9.8%   7.2%   OTHER   0.4%   0.1%     -6.0%   -7.4%   % Change (y/y) 2Q20153Q2015

APUS STRATEGIC FOCUS

Emphasizing Key Priorities

In August 2015, the first course pass & completion rate of undergraduate students using FSA increased 19% year-over-year.

+45% of alumni return for a second degree.

+45% of new APUS students referred by others.



Optimize Targeted Outreach
Increase Lead Quality & Applications
Refine Assessment & Application Processes
Improve Conversion Rates
Enhance The University Experience
Strengthen Marketplace Differentiation & Improve Referrals
Improve Engagement & Interactivity
Further Increase Persistence Rates
Investments in Technology

Optimized assessment & application processes expected to be **substantially completed by 1Q16.**

Primary Goal: improve conversion rates in 2016.

APUS Mobile installed on over 35,000 devices; usage increased to approximately 1.2 million page views per week in October 2015.

4 *Advancing the Learning Experience | Exploring New Opportunities*

apei

FINANCIAL RESULTS SUMMARY Third Quarter 2015 (Consolidated) Advancing the Learning Experience | Exploring New Opportunities 5 • Revenue decreased 9.9% to $76.3 million, compared to the prior year period. • Overall operating margins decreased in the third quarter of 2015: • Instructional costs and services as a percentage of revenue increased to 38.2%, compared to 36.2% in the prior year period. • Selling and promotional expenses decreased as a percent of revenue to 18.4%, compared to 21.2% in the prior year period. • General and administrative expenses as a percentage of revenues increased to 23.1% compared to 20.6% in the prior period. • Bad debt expense as percent of revenue decreased to 3.4%, compared to 5.0% in the prior year period. • Income from operations before interest income and income taxes decreased to $10.5 million, compared to $14.6 million in the prior year period. • Net income decreased to $6.8 million or approximately $0.41 per diluted share, compared to the prior year period. • Cash and cash equivalents decreased to $113.8 million with no long - term debt. • Approximately $3.0 million in cash was used to repurchase 129,849 shares of common stock.

FINANCIAL/OPERATIONAL OUTLOOK Fourth Quarter 2015 Advancing the Learning Experience | Exploring New Opportunities 6 The following statements are based on current expectations. These statements are forward - looking and actual results may differ materially. Approximate Change (y/y) APUS Net course registrations by new students - 22% to - 19% APUS Net course registrations - 10% to - 8% HCON New student enrollment Approx. - 11% HCON Total student enrollment Approx. +2% Total revenue - 10% to - 6% Total net income per diluted share $0.40 to $0.45 Anticipated charges Approx. $0.11 Non - GAAP adjusted net income per diluted share* $0.51 to $0.56 Fourth Quarter 2015 *Management believes the non - GAAP adjusted EPS outlook for the quarter ending December 31, 2015, which excludes charges for employee redeployment and the write - down of information technology assets, is useful because it will allow investors to better compare results to the prior year periods.

RECENT ACCOMPLISHMENTS
Committed to Long-Term Stability in a Difficult Environment

ADVANCING THE LEARNING PLATFORM; SEEKING NEW OPPORTUNITIES

Differentiated & Advanced Learning Experience – On Online/On Campus	New Academic Fields and Markets – Through Investment & Acquisition

Recent Initiatives	Current Status
Expand student persistence pilots, including *Fidelis/ClearPath*	☑
Increase strategic relationships and targeted outreach	☑
Launched APUS Native Classroom App ("APUS Mobile")	☑
Implement admissions standards/assessment	☑
Tuition increase (tuition grant for military and military-affiliated)	☑
Multiple disbursements in Federal Student Aid	☑
Improve Lead to Enrollment Conversion Processes	*2016*
Differential Pricing	*2016*

apei Advancing the Learning Experience | Exploring New Opportunities 7

Third Quarter 2015 Financial Results Conference Call November 9, 2015